SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: November 1, 1999
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
          (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                 14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (914) 454-3703
                       (Registrant's Telephone Number)

Item 1-Item 4              Not Applicable.

Item 5  : Other Events.    Not Applicable.

Item 6                     Not Applicable.

Item 7                     Financial Statements and Exhibits.

                             (a),(b)

                             (c) Exhibits

                             (i) Press release dated November 1, 1999.

Item 8.                    Not applicable.

Item 9.                    Not applicable.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 2, 1999             COMMAND SECURITY CORPORATION

                                    By:/s/ Nathan Nelson
                                       ___________________________
                                       Nathan Nelson
                                       Chief Financial Officer

FOR IMMEDIATE RELEASE

                  CONTACT:  William C. Vassell    Donald Radcliffe
                            Chairman              Radcliffe & Associates, Inc.
                            Tel: (914) 454-3703   Tel: (212) 605-0174

                         COMMAND SECURITY CORPORATION
                  REPORTS RESULTS FOR SECOND FISCAL QUARTER

                * Net income to common shareholders up 5 fold
                * Gross profit percentage 18.8% compared to 17% in prior year
                * EPS $.07 versus $.01 in prior year
                * EBITDA $.17 per share

Lagrangeville, New York *** November 1, 1999 *** Command Security Corporation (NASDAQ:CMMD) today released preliminary results for its second fiscal quarter ended September 30, 1999 in advance of the filing next week of its 10Q.

Quarterly and year-to-date revenue was down by approximately 2.3% and 4.4% compared to the prior year periods. However, gross profit as a percentage of revenue for the period ended September 30, 1999 increased to 18.8% for the quarter compared to 17% in the prior fiscal year quarter and 18.6% for the six months compared to 16.8% in the comparable period of the prior year.

Net income attributable to common shares increased more than five times to $495,139 or $.07 per share for the quarter ended September 30, 1999 from $90,742 or $.01 per share in the same quarter of the prior fiscal year. For the six month period ended September 30, 1999, net income attributable to common shareholders increased more than four times to $643,899 or $.10 per share from the $138,286 or $.02 per share recorded for the same period in the prior fiscal year.

EBITDA (Earnings before interest taxes depreciation and amortization) was $1,138,434 or $.17 per share in the quarter ended September 30, 1999, compared to $806,124 or $.12 per share in the same period of the prior fiscal year. For the six month period ended September 30, 1999 EBITDA was $1,896,771 or $.28 per share, compared to $1,548,715 or $.23 per share for the same period in the prior fiscal. As of September 30, 1999 working capital was $1,338,155, an increase of approximately $688,000 from the working capital balance as of June 30, 1999.

William C. Vassell, Chairman of Command said, "We are very pleased to report the results of our second quarter which demonstrate that our fundamentals are strengthening. Demand for security guard and related services continues to grow and we expect to increase our share within selective markets. Management has made significant progress implementing cost controls and will now add to its focus increasing revenues and profitability." Nathan Nelson, Chief Financial Officer added, "During the period we were able to continue to improve our gross profit margins through our cost control plans. This has resulted in substantially improved financial results and increased working capital."

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Georgia, Massachusetts and Pennsylvania and provides services to independent security companies nationwide.


                         COMMAND SECURITY CORPORATION

                      Condensed Statements of Operations

                                             Three Months Ended                       Six Months Ended
                                                September 30                            September 30

                                          1999                1998                1999                1998
                                          ----                ----                ----                ----
Revenues                               $15,217,897         $15,579,240         $28,620,529         $29,930,579
Operating Profit                       $   678,397         $   362,883         $ 1,003,327         $   674,037
Net Income                             $   550,969         $   128,403         $   740,403         $   213,608
Preferred Stock Dividends              $   (55,830)        $   (37,661)        $   (96,504)        $   (75,322)
                                       -----------         -----------         -----------         -----------
Net income applicable                  $   495,139         $    90,742         $   643,899         $   138,286
To common stockholders                 -----------         -----------         -----------         -----------

Income per share of common stock       $       .07         $       .01         $       .10         $       .02
                                       ===========         ===========         ===========         ===========
Weighted average number of common and    6,658,143           6,658,143           6,658,143           6,658,143
common equivalent shares outstanding   ===========         ===========         ===========         ===========
